Exhibit 10.1

THE CITY OF NEW YORK

DEPARTMENT OF ENVIRONMENTAL PROTECTION

CONTRACT NO. PO-081

For the Services of:

ThermoEnergy Corporation

1300 Tower Building

323 Center Street

Little Rock, Arkansas 72201

For Construction and Operational Services of an Ammonia Recovery Process Demonstration Plant

City of New York

Department of Environmental Protection

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ATTACHMENTS

Appendix A: General Provisions Governing Contracts for Consultants, Professional and Technical Services

Attachment No. 1 Specific Requirements

Attachment No. 2 Technical Specifications for Relocation of Existing Flares

ARP Demonstration Plant	Contract No. PO-081 (V-13)

THIS AGREEMENT, made and entered into this 13th day of April two thousand five by and between the City of New York, hereinafter called “the City” acting by and through the Commissioner of the Department of Environmental Protection of the City of New York, 59-17 Junction Blvd., Flushing, NY 11373, hereinafter called “the Commissioner,” and ThermoEnergy Corporation, 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201, hereinafter called “the Contractor,”

WITNESSETH

WHEREAS, this Agreement is required to provide the Construction and Operational Services of a Ammonia Recovery Process (ARP) Demonstration Plant; and

WHEREAS, this Contract is expected to be 100% City funded; and

WHEREAS, the earliest possible approval of this Agreement is essential to avoid delays in the completion of the Demonstration Plant Construction.

NOW THEREFORE, in consideration of the premises hereof, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I: GENERAL PROVISIONS

A.	Except for titles, subtitles, headings, running headlines, tables of content, and indices (all of which are printed herein merely for convenience), the following shall be deemed to be part of this Contract:

1.	Agreement, including Appendix A

2.	Attachment No. 1 – Specific Requirements

3.	Attachment No. 2 – Technical Specifications of Relocation of Existing Flares

4.	All conditions required by law to be inserted in this Agreement, whether actually inserted or not.

B.	The words “the Agreement” or “this Agreement,” where used herein, are understood to mean each of the various parts of the Contract referred to in A above, both as a whole and severally.

C.	Amendments to this Standard Form of Agreement, if any, will be made a part of this Agreement upon signing by both the City and the Contractor.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

D.	Definitions – The following words and expressions, or pronouns used in their stead, shall, wherever they appear in this contract, be construed as follows, unless a different meaning is clear from the context:

a.	“The Mayor,” where used herein, is understood to mean the Mayor of the City of New York, his successors, or duly authorized representatives.

b.	“The Director of Management and Budget,” where used herein, are understood to mean the Director of the Office of Management and Budget of the City of New York, his successors, or duly authorized representatives (OMB).

c.	“The Commissioner,” where used herein, is understood to mean the Commissioner of the NYC Department of Environmental Protection, his successors, or duly authorized representative.

d.	“The City,” where used herein, are understood to mean the City of New York.

e.	“The Comptroller,” where used herein, is understood to mean the Comptroller of the City of New York, his successors, or duly authorized representative.

f.	“The Department,” where used herein, are understood to mean the Department of Environmental Protection of the City of New York (DEP).

g.	“The Bureau,” where used herein, are understood to mean the Bureau of Wastewater Treatment of the Department of Environmental Protection of the City of New York.

h.	“Owner,” where used herein, is understood to mean the City of New York, acting though the Commissioner, Department of Environmental Protection (DEP).

i.	“The contractors” shall mean the parties in contract with the City for the performance of work or supplying of services, as required by such contract, and its legal representatives, agents or other designated to act for such party.

j.	“The Engineering Audit Officer” (EAO), where used herein, is understood to mean the Engineering Audit Officer of the Department of Environmental Protection of the City of New York.

k.	“The Project,” where used herein, are understood to mean a contract for the Design, Construction and Operational Services of a Ammonia Recovery Process Demonstration Plant for the City of New York.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

l.	“The Services,” where used herein, are understood to mean the performance of the Design, Construction and Operational Services of an Ammonia Recovery Process Demonstration Plant, as defined hereinabove and other associated services required by the City on the Project.

m.	“Contractor” or “Consultant,” where used herein, is understood to mean ThermoEnergy Corporation, 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201.

n.	“The Principals” or “the Principals of the firm,” are understood to mean those individuals in a firm who possess legal responsibility for its management. The may be owners, corporate officers, associates, partners, etc. With respect to a corporation, a Principal is further defined as a person who owns ten (10) percent or more of the voting stock.

o.	“The Engineer,” where used herein, is understood to mean the project manager who is assigned to this project by the City of New York.

p.	“PROCUREMENT POLICY BOARD” (PPB) - The Procurement Policy Board is a permanent agency of the City of New York whose functions are to establish comprehensive and consistent procurement policies and rules which shall have broad application throughout the City.

q.	“CITY CHIEF PROCUREMENT OFFICER” (CCPO) - Position delegated by authority of the Mayor to coordinate and oversee the procurement activity of mayoral agency staff, including the ACCO and any offices which have oversight responsibility for the procurement of construction.

r.	“AGENCY CHIEF CONTRACTING OFFICER” (ACCO) - Position delegated by authority of the Agency Head to organize and supervise the procurement activity of subordinate agency staff in conjunction with the CCPO.

s.	“Office of Construction,” where used herein, is understood to be Mayor’s Office of Construction.

E.	The City hereby retains the Contractor to perform the services hereinafter described on the terms and conditions specified herein, and the Contractor hereby

ARP Demonstration Plant	Contract No. PO-081 (V-13)

agrees to perform such services. The Contractor shall ascertain the standard practices of the City, and all Services under this Agreement shall be performed in accordance with these standard practices and the provisions of this Agreement and the Specific Requirements.

F.	The Written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

G.	This Agreement will not be binding or effective unless and until approved by the Commissioner and, if necessary, other officers, Agencies, or Boards charged by the law with approving agreements of this nature, and registered by the Comptroller.

ARTICLE II: SCOPE OF SERVICES

A.	Definition of Project Scope

The scope of the Project is set forth in the Specific Requirements. If there is any conflict between the provisions of this Agreement and the provisions of the Specific Requirements, the Specific Requirements shall to that extent prevail. The Contractor shall not make any changes in the scope of the Project without the prior written authorization of the Commissioner.

B.	Commencement of Services

The Commissioner shall direct the Contractor by written notice to proceed with the Services or portion thereof and the Contractor shall thereupon take charge of the services described in the Specific Requirements.

C.	Period of Performance

The Site Preparation Services and Design & Construction Services required hereunder, shall be performed within twelve (12) months from the written Notice to Proceed. Twelve months of the Operational Services will be performed after the construction is completed. This Contract may be renewed for a period of up to one year (12 months) upon the same terms and conditions contained herein. Such renewal must be by mutual consent, in writing, duly notarized.

D.	Design Deliverables

The Contractor shall correct all design deliverables that do not conform to the Specific Requirements at the time of delivery. Such design deliverables shall be prepared in accordance with the Applicable Laws and Regulations.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

E.	Meetings with Outside Agencies

The Contractor shall arrange and attend those meetings or conferences with federal, state and municipal departments or any other agencies necessary for the completion of the project in conformance with the Specific Requirements. Where attendance by City personnel is required, the Contractor shall coordinate the meetings with City personnel. The Contractor shall provide sufficient copies of materials, including prints, reports, etc., necessary for such meetings and shall prepare and submit to the Commissioner minutes of the meetings within thirty (30) working days thereof as directed by the Commissioner.

F.	Progress Reports

Each month, commencing thirty days after the date fixed in the notice to proceed for commencement of work, the Contractor shall submit a progress report, in such form as may be required by the Commissioner, giving the status of the Project. If progress is delayed for any reason, the Contractor shall state the reason for such delay in his report.

G.	Critical Path Network

Within four (4) weeks after the start of the Contract Work, the Contractor shall prepare and submit to the Bureau a Bar Chart Schedule or its approved equivalent for the work to be performed. This schedule is to be in sufficient detail to outline all work to be accomplished under each phase or task. The Bureau shall review and comment on the schedule. The Contractor shall supply an updated schedule each month indicating the work completed and the work remaining.

H.	Phases of Services

The Services shall be divided into elements. The elements are described and noted in the Attachment No. 1 Specific Requirements.

I.	Schedule of Submissions to the Department of Environmental Protection

The Contractor shall schedule and make submissions of the work to the Department of Environmental Protection as set forth in the Specific Requirements for this Project, or as otherwise directed by the Commissioner.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

J.	Sequence of Work

The Services to be furnished by the Contractor shall be rendered in a logical sequence that is conducive to the timely fulfillment of the Scope of Work of this Agreement.

K.	Personnel of the Contractor

The Contractor shall engage at his sole expense all engineers, and other experts required for the proper performance of the Agreement. The Contractor shall be responsible for their performance including the maintenance of schedules, correlation of their work, and resolution of all differences between them. The Contractor shall pay them monies commensurate with the professional services they render. It is understood that all such personnel shall be engaged by the Contractor, not the City, and that Contractor alone is responsible for their work.

L.	Subconsultants of the Contractor

The Contractor shall not subcontract greater than fifty percent (50%) of the monetary value of this Contract. Within such limitation, the Contractor may retain such experts, subconsultants and subcontractors as may, in the Contractor’s judgment, be required to fully perform the services hereunder. The Contractor shall submit in writing the names of the proposed subconsultants and subcontractors to the Commissioner for approval before their employment. The Contractor shall pay such subconsultants and subcontractors, retained on any part of the Project, monies commensurate with the services they render. All experts, subconsultants and subcontractors hired for this Project by the Contractor shall be fully and completely informed of all the terms and conditions of this Agreement relating either directly or indirectly to the Services to be performed. The Contractor shall stipulate in each and every subcontract with them that all services performed and materials furnished hereunder shall strictly comply with the requirements of the Agreement. The Contractor shall furnish the Commissioner copies of all subcontracts with such experts, subconsultants and subcontractors.

It is understood that any and all experts, subconsultants and subcontractors are retained by the Contractor, not by the City, and that the Contractor alone is responsible for their work.

M.	Qualifications of the Contractor, Subconsultants and Employees

The Contractor specifically agrees that: (a) its subconsultants, agents or employees shall possess the experience, knowledge and character necessary to qualify them individually for the particular duties they perform; (b) it will comply with the provisions of the Labor Law and all other State, Federal and Local statutes, ordinances and regulations that are applicable to the performance of this Contract; and (c) it will secure all licenses and permits, if any, that are necessary for the performance of the Services.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

N.	Removal of Personnel

All personnel assigned to perform the Services by the Contractor shall be required to cooperate fully with personnel assigned to the Project by the Commissioner and in the event the Contractor’s personnel fail to so cooperate the Contractor shall relieve them of their duties on the Project when directed by the Commissioner in writing.

O.	Project Manager

The Contractor shall designate in writing one person, known as the Project Manager who, on the Contractor’s behalf, shall be responsible for the management and coordination of all the Services to be rendered by the Contractor. Such designee shall be subject to the approval of the Commissioner based on experience and professional licensing requirements. Such approval shall not be unreasonably withheld. Contractor shall provide an organization chart with all key personnel of this project and their contact numbers. Contractor shall designate a contact person and a backup person which the City will be able to contact on a 24-hour basis in case of any emergency situation.

P.	License of Design Deliverables

All design deliverables required to be prepared and furnished by the Contractor in order to perform the Services shall be licensed to the City on a nonexclusive, irrevocable, royalty free basis for use in the construction and operation of one Ammonia Recovery Process Demonstration Plant to the Contractor’s design. The Contractor shall deliver to the Commissioner all such design deliverables, which thereafter the City may utilize in whole or in part for the above stated purposes and as many times as it may deem advisable without payment of any additional compensation to the Contractor. The Contractor shall retain all rights title and interest in the design deliverables as they are the instruments of the Contractor’s services subject to the license granted herein.

Q.	Services of the Contractor

The Services to be performed by the Contractor shall at all times be subject to the inspection of the Commissioner. Acceptance by the Commissioner of any work or document hereunder shall not relieve the Contractor of sole responsibility for completing the Project as expressly set forth in this Agreement, in accordance with all applicable laws and regulations.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ARTICLE III: INFORMATION TO BE FURNISHED BY

THE DEPARTMENT OF ENVIRONMENTAL PROTECTION

In order to assist the Contractor in performing the Services, the Department of Environmental Protection shall make available to the Contractor all existing studies, drawings, and other data in its possession, which may be of assistance to the Contractor in performing the Services. It shall be the responsibility of the Contractor to determine the reliability and accuracy of all information furnished by the Department of Environmental Protection. Where the Contractor has just cause to doubt the accuracy of the information, or finds that the information so furnished is incomplete or inadequate it shall so inform the Commissioner.

The Contractor shall hold all information furnished by the Department of Environmental Protection as confidential. The Contractor shall not release any of the information to the public concerning the Project or the Services rendered without the Commissioner’s authorization, nor shall Contractor copy or disseminate any such information.

ARTICLE IV: PAYMENT FOR SERVICES

The total amount of the Contract shall not exceed seven (7) million dollars. The specific provisions for Payment for Services are set forth as follows:

A.	Phase I - Site Preparation, Design and Construction

1.	The total cost of Phase I – Site Preparation shall not exceed 2.39901 million dollars. The Contractor shall procure goods and services and select and engage subcontractor(s) through a competitive bidding process, subject to City’s approval. The City will pay the Contractor the bid price of the procurements and subcontract(s) plus ten percent (10%) overhead, and ten percent (10%) profit. The Contractor shall invoice the City monthly for the costs incurred in the preceding month. All invoiced costs will be documented with procurement receipts and forms acknowledging payment to subcontractor(s). A monthly progress report and documentation of costs and compliance with contract terms will accompany each invoice.

Ten percent (10%) of each “Site Preparation Payment” will be retained by the City. The total amount of this retainage will be paid to Contractor thirty (30) days after the “Site Preparation” is completed and all work has been inspected and accepted by the Engineer.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

B.	Design and Construction (Lump Sum Item)

1.	The total lump sum cost for the Design and Construction of an Ammonia Recovery Process Demonstration Plant to be rendered hereunder is $ 4,148,940, which shall be payable in monthly installments over a 12-month period. Each monthly payment shall be based upon invoices received from the Consultant for work performed during the preceding month and approved by the DEP. A monthly progress report and documentation of costs and compliance with contract terms will accompany each invoice.

Twenty-five percent (25%) of each “Design and Construction Payment” will be retained by the City. The total amount of this retainage will be paid to Contractor ninety (90) days after the successful startup and operation of the ARP Demonstration Plant.

C.	Operational and Maintenance (Lump Sum Item)

The City shall pay to the Contractor for the operation and maintenance services of the Ammonia Recovery Process Demonstration Plant for a twelve (12) month period an amount which shall not exceed $452,050. The payment of operation and maintenance service will be on a monthly basis. Contractor shall submit a monthly invoice with the monthly progress report and compliance with contract terms for the invoice period, no later than the fifteenth of the following month. Contractor will be paid based on performance of the process as follows:

(i)	For any month, if the average monthly concentration of NH3-N in the treated centrate is equal or less than 100 mg/l, the Contractor will be paid 100% of the fixed monthly fee which shall be $37,670.83.

(ii)	For any month, if the average monthly concentration of NH3-N in the treated centrate is greater than 100 mg/l, but less than 150 mg/l, the Contractor will be paid 50% of the fixed monthly fee which shall be $ 18,835.42.

(iii)	For any month, if the average monthly concentration of NH3-N in the treated centrate is equal or greater than 150 mg/l, the Contractor will not be paid for any services rendered during the month.

Category	Concentration of NH3–N in Treated Centrate (in a monthly average)	Percent of Fixed Monthly Fee	Monthly Payment
1	Equal or Less than 100 mg/l	100%	$37,670.83
2	Greater than 100 mg/l, but less than 150 mg/l	50%	$18,835.42
3	Equal or greater than 150 mg/l	0%	$0

At the end of the demonstration project, Contractor shall submit the final invoice with the Final Summary Report within thirty (30) days of the last day of the demonstration plant operation.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

The Contractor shall send all invoices to the following address:

Division of Process Planning

Department of Environmental Protection

96-05 Horace Harding Expressway, 2/FL.

Corona, NY 11368

D.	Liquidated Damages:

It is hereby agreed by the Contractor and the City that proper performance of the contract work within the time frames set forth herein is material, and in view of the difficulty of adequately ascertaining the losses or damages which the City would suffer by reason of Contractor’s delay or failure to so perform services hereunder, it is further agreed that liquidated damages shall be due and payable to the City by the Contractor as set forth herein. Such liquidated damages shall not be deemed a penalty. Such liquidated damages may be assessed by the City for Consultant’s delay or failure to properly perform even in the event of any ensuing termination by the City for cause or of abandonment by the Contractor. Liquidated damages received by the City hereunder are not intended to be nor shall they be deemed either a partial or full waiver or discharge of the City’s rights to indemnification or of the Contractor’s obligations to indemnify the City, or to any other remedy provided for by contract or by law.

SUCH LIQUIDATED DAMAGES in the amount of $500.00 (FIVE HUNDRED DOLLARS) may be assessed by the City with respect to each calendar day for which (1) any required submittals in form and content such that they can be reviewed and approved by the City are not submitted to the City as mutually agreed upon by the City and Contractor and (2) the Consultant fails to properly perform the work as scheduled or directed.

Any liquidated damages received hereunder are not intended to be nor shall they be treated as either a partial or full waiver or discharge of the City’s right to indemnification, or the Consultant’s obligation to indemnify the City, or to any other remedy provided for in this Contract or by Law.

The failure to assess liquidated damages shall not operate as a waiver or release of any claim the City may have against the Consultant for either actual or liquidated damages

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ARTICLE V: DOCUMENTS FORMING THIS AGREEMENT

This Agreement shall consist of this document and the following attachments:

Appendix A	General Provisions Governing Contracts for Consultants, Professional and Technical Services

Attachment No. 1	Specific Requirements

Attachment No. 2	Technical Specifications for Relocation of Existing Flares

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in quadruplicate, the date and year first above written, two (2) copies to remain with the Commissioner, one (1) copy to be filed with the Comptroller of the City, and one (1) copy to be delivered to the Contractor.

THE CITY OF NEW YORK

By	/s/ David B. Tweedy
David B. Tweedy, First Deputy Commissioner,
Department of Environmental Protection
Dated	4/13/05

APPROVAL AS TO FORM
CERTIFIED AS TO LEGAL AUTHORITY

/s/ Illegible
Acting Corporation Counsel

THE CONSULTANT, THERMOENERGY CORPORATION

Seal and Attest-	By	/s/ Dennis C. Cossey
	Title:	CEO
	Dated:	4/13/05

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ACKNOWLEDGMENT BY THE NYCDEP

State of New York

} ss:

County of Queens

On this                          day of before me personally came _                                                      to me known to me to be the of the Department of Environmental Protection of the City of New York, the person described in and who executed the foregoing instrument, and s/he acknowledged to me that s/he executed the same as Commissioner for the purposes therein.

Notary public or Commissioner of Deeds

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ACKNOWLEDGMENT BY THE CONSULTANT

State of

} ss:

County of

On this                      day of before me personally came                      who being by me duly sworn, did depose and say that s/he resides in                      that s/he is the of                                               the corporation described in and which, executed the foregoing instrument; that s/he knows the seal of said corporation; that the seal affixed to the said instrument is such seal; that is was so affixed by order of the Board of Directors of said corporation; and that s/he signed her/his name thereto by like order.

Notary public or Commissioner of Deeds

ARP Demonstration Plant	Contract No. PO-081 (V-13)

THE CITY OF NEW YORK

DEPARTMENT OF ENVIRONMENTAL PROTECTION

CONTRACT NO. PO-081

For the Services of

THERMOENERGY CORPORATION

1300 tower Building

323 Center Street

Little Rock, Arkansas 72201

ATTACHMENT NO. 1

SPECIFIC REQUIREMENTS

For Construction and Operational Services of an Ammonia Recovery Process Demonstration Plant

City of New York

Department of Environmental Protection

ARP Demonstration Plant	Contract No. PO-081 (V-13)

Table of Contents

For Construction and Operational Services of an Ammonia Recovery Process

Demonstration Plant

Contract No. P-081

1	SCOPE OF WORK — UNDERSTANDING OF PROJECT	19

	1.1 General	19
	1.2 Financing	19
	1.3 Project Management	20
	1.4 Licensing and Permitting	20

2	WORK DESCRIPTION AND OPERATIONAL PLAN	20
	A. Phase 1 - Site Preparation	21
	B. Phase 2 - Design, Construction, Installation and Start-up	22
	C. Phase 3 - Operation and Maintenance	22

3	DESCRIPTION OF PROCESS	23

4	NOTIFICATION OF START OF WORK	23

5	ORDERING OF PARTS	24

6	DISMANTLING AND REASSEMBLING OF EQUIPMENT	24

7	STORAGE OF CONTRACTOR’S MATERIALS	24

8	PORTABLE TOILET	25

9	HOISTING EQUIPMENT	25

10	MAINTENANCE OF CONTINUOUS OPERATION	25

11	COORDINATION BETWEEN THE CITY AND CONTRACTOR	26
	11.1 Responsibilities of Contractor	26
	11.2 Responsibilities of the City	28

12	OPERATION AND MAINTENANCE SERVICES OF THE AMMONIA RECOVERY PROCESS DEMONSTRATION PLANT	29

13	REAGENTS	31

ARP Demonstration Plant	Contract No. PO-081 (V-13)

14	TRUCKING	32

15	MAINTENANCE OF OPERATIONS DURING CONSTRUCTION	33

16	SPILL CONTAINMENT, MITIGATION AND CLEAN UP PLAN	33

17	OPERATION AND MAINTENANCE PLAN	33

18	SAFETY AND TRAINING PROGRAM	34
	18.1 General	34
	18.2 Responsibilities of the Safety Person	36
	18.3 Health and Safety Plan (HASP)	37
	18.4 Hot Work Operations	38
	18.5 Emergency Plan	38
	18.6 Cleanup of Spills	39

19	ON-SITE CHEMICAL STORAGE FACILITY	40

20	PROTECTION OF STRUCTURES AND EQUIPMENT	40

21	CERTIFICATE OF BUREAU OF ELECTRICAL CONTROL	40

22	DISPOSAL OF WASTE MATERIALS	41

23	CLEANUP	41

24	REMOVAL OF DEMONSTRATION PLANT	41

25	LIQUIDATED DAMAGES	41

26	CONFIDENTIALITY	42

27	REPORTS	42

28	CONTRACT CHANGE ORDER	44

29	OPERATION AND MAINTENANCE MANUALS	44

30	PREVAILING WAGES	46

ARP Demonstration Plant	Contract No. PO-081 (V-13)

ATTACHMENT NO. 1

SPECIFIC REQUIREMENTS

1 SCOPE OF WORK — UNDERSTANDING OF PROJECT

The overall goal of this contract is to provide the New York City DEP with the Design & Construction Services and Operational & Maintenance Services necessary for an Ammonia Recovery Process (ARP) Demonstration Plant at the New York City Bowery Bay Water Pollution Control Plant (WPCP).

1.1 General

New York City Department of Environmental Protection (NYCDEP) has signed a Consent Decree setting specific nitrogen reduction discharge levels for the Upper East River and Jamaica Bay. As part of its Nitrogen Removal Feasibility Plan, the City is looking for new nitrogen removal methods that show great promise in meeting these nitrogen reduction goals at the lowest cost to its ratepayers. One such technology is the Ammonia Recovery Process (ARP), an extremely cost effective process for removing nitrogen from Centrate, a highly concentrated nitrogen stream derived from the sludge dewatering process.

The Contractor shall assume complete responsibility for the implementation of the Ammonia Recovery Process (ARP) Demonstration Plant Project as described in this Agreement from the point of receipt of the Centrate at the City’s Bowery Bay Dewatering Facility. This responsibility includes all financing requirements, and the engineering, design, construction, permitting, public participation, public education, study and demonstration work, environmental reviews, testing, operation, maintenance and transportation as required to implement the Ammonia Recovery Process Demonstration Plant Project.

The Contractor shall be responsible for the complete operation and maintenance of its Ammonia Recovery Process, storage/transshipment, and handling, marketing, distribution. The Contractor shall coordinate activities at the dewatering facility with the City and the dewatering facility operators. The Contractor shall be responsible for the operation and maintenance of its system in a manner so as to properly manage the Active Commitment Quantity of centrate. The Contractor shall accept all specification centrate as described herein and manage the Centrate in accordance with the requirements of this Agreement.

1.2 Financing

The Contractor shall provide all financing required for the implementation of the Work.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

1.3 Project Management

The Contractor shall provide complete project management services for the project. The project management services shall be under the direction of a single manager who shall be the leader of the project team providing direction and control of all project activities and subcontractors. The selection of the manager and other key personnel and any changes in these positions, will require the approval of the New York City Department of Environmental Protection.

The manager shall function as the Contractor’s interface with the City and other participating organizations as directed by the City. The project management services to be provided by the Contractor shall include:

A.	Purchasing

B.	Cost Estimating

C.	Scheduling

D.	Accounting

E.	Secretarial and clerical

F.	Administration

G.	Engineering

H.	Legal/Regulatory

I.	Public education/community outreach

1.4 Licensing and Permitting

The Contractor shall be responsible for securing all licenses, permits, notices and approvals required for the site preparation, design, construction, operation and maintenance of the Ammonia Recovery Processing and ancillary facilities, including but not limited to, processing, storage/transshipment, handling, marketing, and distribution facilities.

2 WORK DESCRIPTION AND OPERATIONAL PLAN

2.1 Work Included

The City will commission the operation of the ARP Demonstration Plant based on approximately 500,000 gallons per day of Centrate. The Contractor shall accept Centrate from the Bowery Bay Water Pollution Control Plant, process the Centrate to reduce the concentration of the ammonia in filtered Centrate to 100 parts per million (ppm) of ammonia or less on a monthly average basis before returning it to the wastewater treatment process. The Contractor will be responsible for the site preparation, design, OEM specifications, construction, delivery and installation of the Demonstration Plant including all structural, mechanical and instrumentation work associated with the Demonstration Plant. The Contractor will also be responsible for start-up, shake down

ARP Demonstration Plant	Contract No. PO-081 (V-13)

and operation of the Demonstration Plant for the duration of the Demonstration Plant Project. The Contractor will also be responsible for marketing and distributing the fertilizer by-product resulting from the ARP Process.

The Contractor shall conduct work under this Contract in three phases. The scope of Phase 1 includes the preparation of site and the hookups for the Ammonia Recovery Process Plant. The scope of Phase 2 includes the design, construction, installation and start-up of the ARP Demonstration Plant. The scope of Phase 3 includes one year of operation and maintenance of the ARP Demonstration Plant.

A.	Phase 1 - Site Preparation

The Contractor shall select and engage a construction subcontractor through a competitive bidding process to complete the Site Preparation. The construction subcontractor shall be approved by the City. A checklist of insurance (including copies of insurance certificates), personnel, and related City requirements shall be completed and submitted to the City prior to construction. The detailed program for construction shall be developed in consultation with the City and the Plant Superintendent, and the Contractor shall be responsible for conformity to this program. The specific scope of work for Phase 1, ‘Site Preparation,’ is shown below:

(a) Relocation of Existing Flares

The Contractor shall relocate the existing flare towers, which are located in the Bowery Bay WPCP, under the specifications which are provided by the City in Attachment 2 ‘Technical Specification for Relocation of Existing Flare Towers.’

(b) Site Preparation Design and Construction

The Contractor shall prepare detailed site preparation design specifications for the subcontractor. The design specifications shall include, but not be limited to, the ARP Process Building layout, the ARP Control Building layout, new flares location layout and design, and any required civil engineering work. The Contractor shall coordinate the detailed design with the City and the plant upgrade contractors. This detailed design will be prepared along with a detailed cost estimate and construction schedule. The construction schedule will be cross-checked with other projects and activities at the Bowery Bay WPCP. To the extent practicable, the detailed cost estimate will include quotes for materials, labor, insurance, permits, equipment and waste disposal. All construction drawings will be prepared for the City’s approval. A construction inspection schedule, performance checklist and not-to-exceed budget estimate shall be prepared for “Final Design and Construction” upon the City’s approval of the detailed design.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

(c) Relocation of the Access Trailer Office

The Contractor shall relocate the Instrumentation Section’s trailer office to a new location, which must first be approved by the Plant Superintendent. The Contractor shall reconnect all utilities for this trailer office under the direction of the Plant Superintendent.

B.	Phase 2 – Process Design, Construction, Installation and Start-up

The scope of Phase 2 includes the process design, procurement, construction, installation and start-up of the ARP equipment. A detailed design will be prepared in coordination with the site preparation tasks (Phase 1) and submitted to the City for approval. Upon approval by the City, the Contractor shall prepare the specifications and the purchase orders. The Contractor shall be responsible for coordinating the schedules of the site preparation and the ARP equipment installation.

C.	Phase 3 - Operation and Maintenance

The Contractor will operate the ARP Demonstration Plant for a 12-month period and shall monitor the performance of the Plant. The ARP plant influent flow monitoring will be performed at the pipeline after the cartridge filter and prior to the ARP columns. The effluent ammonia concentration shall be measured after the ARP column before returning back to the wastewater treatment process. Conformity with contract requirements on effluent concentrations will be determined as set forth below: Composite samples shall be sent out to a NY State Department of Health Certified laboratory for testing on a weekly basis. Small samples of treated centrate taken at intervals of approximately every 6 hours will be collected and equal aliquots from each blended to comprise the composite sample. The collected composite samples will be collected in a measured quantity of buffer solution and the mixture split into three samples prior to shipment. One portion of the sample will be analyzed by the Contractor, one portion analyzed by the certified laboratory and the final portion of the sample will be archived for a period of thirty (30) days. The specification for outside laboratory testing will require the use of Standard Method 4500 (NH3) Part B (distillation) and Part C (Titration) for ammonia determination. Records will be kept for the quantity of buffer solution used as well as purchased chemicals and general plant performance. (Standard Methods Handbook 20th Edition) Influent samples will be taken and stored in the same manner, but the composites will be split into two

ARP Demonstration Plant	Contract No. PO-081 (V-13)

samples. The first will be analyzed by the Contractor and the other portion of the sample will be archived for a period of thirty (30) days. All contractor testing and storage will be as required by Standard Method 4500, and records will be kept in the same manner as described above for effluent standards.

The Contractor will also be responsible for marketing and distributing the fertilizer by-product resulting from the ARP Process.

3 DESCRIPTION OF PROCESS

The ARP technology is a reversible chemisorption process that utilizes a zinc loaded ion exchange resin as a sorbent to recover ammonia from an aqueous stream. The sorbent is regenerated by stripping the ammonia with an H2SO4/ ZnSO4 acid/salt solution. The concentrated regenerant (H2SO4/ (NH4)2SO4 / ZnSO4) is processed by pH swing to precipitate zinc hydroxide (Zn(OH)2) and recover commercial grade ammonium sulfate fertilizer. The zinc hydroxide is reused to make fresh regenerant solution.

ARP systems are enclosed, skid mounted process units, built at a factory, transported to the site and set in place. They are then connected to tanks and utilities, ready for operation.

4 NOTIFICATION OF START OF WORK

A.	At least 7 days in advance of its intention to start work, the Contractor shall notify the office of:

Luis Carrio, P.E., Chief

Process Planning Division

Bureau of Wastewater Treatment

96-05 Horace Harding Expressway, 2nd Floor

Corona, NY 11368

Phone: (718) 595-5014

Fax: (718) 595-4953

Should the work be halted for any reason, the Contractor is required to notify the above-referenced office at least 48 hours in advance of its intention to resume work.

B.	At the start of each workday, each worker employed by or working on behalf of the Contractor shall report to the Plant Office and shall sign in, and give his/her Social Security number. At the end of the workday, each worker employed by or on behalf of the Contractor shall report to the Plant office and sign out. Copies of the plant sign-in sheets must be submitted to the Engineer with each partial payment request. Failure to comply with these requirements will be reflected in the Contractor’s performance evaluation.

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C.	All employees or subcontractors of the Contractor shall display photo identification that indicates the company, the employee’s name and prevailing wage title. The photo identification must be durable, retain its legibility, and be clearly displayed at all times when at the location.

5 ORDERING OF PARTS

Unless shop drawings or similar approvals are required, the Contractor shall order all necessary parts, materials, equipment, etc., upon the issuance of the Order to Commence Work (OTCW) so that the earliest possible date(s) for delivery may be obtained. Proof of compliance shall be furnished by the Contractor. Should the Contractor fail to meet the Contract completion date as a result of failure to order parts, materials and equipment in a timely manner, liquidated damages will be assessed, as set forth in Schedule A.

6 DISMANTLING AND REASSEMBLING OF EQUIPMENT

Wherever it is required to install new parts, repair old parts, and/or install repaired or reusable old parts, the Contractor shall do all necessary dismantling of the equipment and removal of parts to allow for the work as specified. All disturbed work shall be reassembled and left in first class working condition. If, during the course of this Contract, the Contractor feels it is required to remove or alter existing City Water Pollution Control Plant equipment to perform the work, the Contractor shall request permission from the City, in writing. Once written permission has been obtained by the City, the Contractor shall be responsible for repairing or reinstalling the existing equipment (e.g., electrical conduit, piping, ductwork, etc.) to the satisfaction of the Engineer.

7 STORAGE OF CONTRACTOR’S MATERIALS

A.	All equipment shall be stored according to the manufacturer’s guideline.

B.	If necessary the Contractor’s materials (e.g., tools, supplies, etc.) may be stored at the site as directed by the Engineer. Any storage space shall be kept clean and accessible to the Engineer and Plant staff at all times. Every precaution shall be taken to avoid damage by fire, water, etc. The City will not be responsible for the security of such materials and any damages or theft shall be the responsibility of the Contractor.

C.	There is limited area available at the work-site for the Contractor’s use for field offices, storage of materials, storage and maintenance of equipment, automobile parking, and other work related uses. The location of the area shall be as directed by the Engineer, and will be shared by other contractors working at the site. On-site parking for vehicles is also limited.

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D.	The Contractor’s personnel shall comply with the site parking restrictions established by the Engineer/Plant Superintendent. The Contractor shall keep the road or path alongside the area for Contractor’s use clean and unrestricted to passage at all times by City vehicles.

E.	If the City is not able to support all of the Contractor’s requested storage and parking, the Contractor must arrange for additional parking or storage space at its own cost and expense.

8 PORTABLE TOILET

The Contractor shall provide a portable toilet for his/her staff. The Contractor will not be allowed to use any WPCP toilets, sinks or kitchens. The portable toilets shall be on site prior to the Contractor commencing work and shall be located at a site designated by the Engineer/Plant Superintendent. The Contractor shall be responsible for maintaining the portable toilet as necessary.

9 HOISTING EQUIPMENT

The Contractor is responsible for providing its own hoisting equipment for the work required under this Contract. The Contractor shall take all necessary precautions to prevent damage to existing structures and equipment during the course of the work. The Contractor shall pay for the repair or replacement of any property or equipment of the City which is damaged as a result of its work.

10 MAINTENANCE OF CONTINUOUS OPERATION

A.	The Bowery Bay Water Pollution Control Plant will be in continuous operation by the New York City Department of Environmental Protection during the entire construction period under this Contract. Work under this Contract shall be scheduled and conducted by the Contractor so that such work will not impede any treatment process, reduce the quality of the plant effluent, or cause odor or other nuisance. In performing the required services, the Contractor shall plan and schedule its work to meet design operation conditions and certain additional restrictions as outlined herein.

B.	At no time during course of this Contract may the Contractor close or obstruct any roadway, sidewalk, or passageway by the placement or storage of materials or equipment. All operations shall be conducted with minimal interference to vehicular and pedestrian traffic on these ways.

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C.	The Contractor has the option of providing temporary facilities that can eliminate a restraint provided it is done without additional cost to the City and that all specification provisions are fulfilled.

D.	Work may, in general, be done at any time during the Contract period subject to Plant and collection system operating requirements

(a) Time Requirements:

1.	All work shall be completed within the period of performance specified in General Condition, Article II, Section C – Period of Performance.

(b) Additional Requirements:

1.	The Contractor shall coordinate all work on existing operating systems, unit processes and piping systems with the Engineer and Plant Superintendent.

2.	Construction activities shall be scheduled and mutually agreed to by the Contractor, Plant Superintendent and Engineer, prior to the actual start of work.

(c) Temporary Facilities:

1.	The Contractor shall provide all temporary facilities necessary for the proper completion of the work. All costs for all temporary facilities shall be borne by the Contractor.

2.	All Temporary facilities shall be removed when they are no longer required, unless otherwise directed by DEP.

11 COORDINATION BETWEEN THE CITY AND CONTRACTOR

Before making a connection to existing facilities, the Contractor shall secure the approval of the Engineer for the exact location of any such connection. The Engineer shall act as liaison between the City and the Contractor, and ensure that the demonstration plant project is run in a manner acceptable to the City.

11.1 Responsibilities of Contractor

The Contractor shall provide the following work and services as described in this Agreement.

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The Contractor shall:

A.	Warrant and agree that it has clear title to the rights associated with the technology and shall design, procure, assemble, install and operate the Demonstration Facility employing the technology pursuant to the Contract and in accordance with all applicable laws, Industrial Codes and Standards.

B.	Assume complete charge of, and have care, custody and control over the operations and maintenance of the Facility and the provision of services.

C.	Perform or cause to be performed all operation and maintenance of the Facility and supply or cause to be supplied all goods, materials, personnel and services in accordance with the provisions of this Agreement.

D.	Perform all necessary Work in accordance with approved Operating and Procedure Manuals; annual Operating Plan and Budget; all applicable City, State and Federal laws, regulations, codes, permits licenses and standards; Prudent Engineering Practices; and this Agreement.

E.	Obtain and maintain all necessary licenses and permits required to allow Contractor to perform the Work and establish a self-monitoring program ensuring compliance with the requirements of all licenses and permits.

F.	Provide all necessary labor, professional, supervisory and managerial personnel who are suitably qualified and experienced in the duties to which they are assigned.

G.	Cooperate with the City regarding regular access to and inspection of the Facility, performance records and logs, test results, scheduling of planned shutdowns and the implementation of operating and safety procedures on the Plant Site.

H.	Maintain operating logs, records and reports and current revisions of any Facility drawings, specifications and manuals and prepare and submit reports to the City in accordance with the Agreement.

I.	Advise the City promptly in the event of an emergency affecting the safety or protection of persons or endangering the Facility or Plant Site and take prompt action to prevent threatened damage, injury or loss.

J.	Implement training programs for new hires and refresher courses for operating and maintenance personnel.

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K.	Submit billing invoices to the City in accordance with this Agreement.

L.	Designate a manager who shall act as the single point of contact for the City during the demonstrating phase of the Ammonia Recovery Process.

M.	Provide a high level of maintenance for all equipment and Facilities used under this Agreement.

N.	Provide its own hoisting equipment for the work required under this Contract. The Contractor shall take all necessary precautions to prevent damage to existing structures and equipment during the course of the work. The Contractor shall pay for the repair or replacement of any City’s property which is damaged as a result of his work.

O.	Provide a monthly status report to the City explaining the status of the project and providing scheduling information that will enable the City to coordinate the activities of the Contractor with the City and City’s other contractors at the Site.

P.	Disconnect and remove the equipment from the Bowery Bay Water Pollution Control Plant and as hereinafter provided at the expiration or termination of this Agreement, after receiving written notice from the City.

Q.	Take all reasonable precautions to protect the persons and property of the City and of others from damage, loss or injury from the Contractor’s operations or activities under this Agreement. The Contractor’s obligation to protect shall include, but not be limited to the duty to provide, place, and adequately maintain at or about the site sufficient and suitable equipment, lights, barricades, enclosures and personnel to safely and efficiently operate the Demonstration Facility. Within three days after notice of any such loss, damage, or injury, the Contractor shall make full and complete report thereof to the City. The Contractor shall notify the City in writing of any loss, damage or injury or accidents to property, or persons within twenty-four hours of the occurrence.

R.	Contractor will been responsible to handle, transport, market distribute the fertilizer by-product.

11.2 Responsibilities of the City

The City shall:

A.	Designate a Project Manager/Engineer who shall act as a single point of contact for the Contractor.

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B.	Review all Facility drawings, specifications, reports and manuals in a timely manner so as not to unreasonably impact Contractor’s service implementation schedule.

C.	Assist the Contractor, where appropriate, in the application for licenses and permits and in obtaining licenses and permits.

D.	Pay the Contractor for the services provided in accordance with this Agreement.

E.	Provide necessary drawings, specifications, reports and performance data regarding the dewatering facilities to allow the Contractor to comply with requirements of this Agreement.

F.	Provide adequate space at the Bowery Bay WPCP for the Ammonia Recovery Processing Demonstration.

G.	Provide plant water, sewer, centrate supply, hot water, natural gas and power facilities for the Ammonia Recovery Processing Demonstration Facility but the Contractor shall provide all necessary downstream piping, valves, extension leads, tools, lights, etc. required for performance of the work.

H.	Notify the Contractor upon the expiration or termination of this Agreement.

I.	Provide coordination of feed and effluent flows with the operations of the Bowery Bay WPCP.

12 OPERATION AND MAINTENANCE SERVICES OF THE AMMONIA RECOVERY PROCESS DEMONSTRATION PLANT

The Contractor shall provide a fully operational Ammonia Recovery Facility, in full accordance with this Contract, able to accept and process Centrate inside the Bowery Bay Water Pollution Control Plant.

The Contractor shall be responsible for providing adequate equipment at the Bowery Bay Water Pollution Control Plant to satisfy the operating parameters of the ammonia recovery technology. The Contractor shall also have access to back-up operating equipment to insure that there is minimal downtime in connection with operations.

The Contractor shall furnish and maintain all permits, licenses, approvals and notifications during the life of the Contract that apply to the operation of the Ammonia Recovery Processing

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and ancillary facilities including but not limited to building permits, solid waste management facility construction permits, solid waste management facility operating permits, air permits, boiler permits, hazardous substance bulk storage permits, petroleum bulk storage permits, and fire department approvals. The Contractor’s responsibility for permits is exclusive of any work required for environmental review under CEQR or SEQRA. If such environmental review is required, a mutually agreed upon payment will be negotiated and authorization to perform such tasks provided by the City prior to initiation of work by the Contractor.

The Contractor shall operate its Ammonia Recovery Facility and Fertilizer Product Marketing and Distribution Program in accordance with all federal, state, and local laws and regulations including but not limited to those of the U.S. Environmental Protection Agency, the New York State Department of Environmental Conservation, the New York City Department of Environmental Protection, Interstate Commerce Commission, New York City Department of Transportation, New York State Department of Transportation and the U.S. Department of Commerce where applicable and any other regulations that apply.

If a fertilizer product land application/reclamation site(s) is identified as part of the Contractor’s Fertilizer Product marketing program, the Contractor shall operate its Fertilizer Product land application/reclamation site(s) in accordance with all federal, state, and local laws and regulations including but not limited to those of the U.S. Environmental Protection Agency, the New York State Department of Environmental Conservation, the New York City Department of Environmental Protection, Interstate Commerce Commission, New York City Department of Transportation, New York State Department of Transportation and the U.S. Department of Commerce where applicable and any other regulations that apply.

The Contractor shall address and mitigate, in a prompt fashion, any adverse effects in its Ammonia Recovery Processing and ancillary facilities that may cause harm to public health or the environment, as deemed necessary by federal, state and local regulatory agencies. The Contractor shall notify the City immediately upon occurrence of the adverse condition or situation and shall keep the City informed of the status of mitigative actions. All costs and expenses associated with the mitigative activities shall be borne by the Contractor.

The Contractor shall assume the defense of all claims of whatever character which may be brought against the City arising out of any adverse condition or situation identified at the Contractors processing facility, and indemnify and save the City, its officers and employees, to the greatest extent permitted by law, harmless from all claims arising out of injury (including death) or damages to persons, or property, whether said claims arise out of its negligence or not, or whether said claims are groundless, false or fraudulent or not arising out of any actions or omissions under this Contract, and from all claims relating to labor and materials furnished for the work. The Contractor shall not be required to indemnify the City against damage or claims occasioned solely by acts or omissions of the City other than supervisory acts or omissions of the City in connection with the work performed by the Contractor for the City.

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If a Fertilizer Product land application/reclamation site(s) is identified as part of the Contractor’s Fertilizer Product marketing program, the Contractor shall address and mitigate, in a prompt fashion, any adverse effects of the land application identified at its land application/reclamation site(s) that may cause harm to public health or the environment, as deemed necessary by federal, state and local regulatory agencies. The Contractor shall notify the City immediately upon occurrence of the adverse condition or situation and shall keep the City informed of status of mitigative actions. All costs and expenses of the mitigating activities shall be borne by the Contractor.

The Contractor shall assume the defense of all claims of whatever character which may be brought against the City arising out of any adverse condition or situation identified at the Contractors processing land application/reclamation site(s), and indemnify and save the City, its officers or employees, to the greatest extent permitted by law, harmless from all claims arising out of injury (including death) or damages to persons, corporations, or property, whether said claims arise out of its negligence or not, or whether said claims are groundless, false or fraudulent or not arising out of any actions or omissions under this Contract, and from all claims relating to labor and materials furnished for the work. The Contractor shall not be required to indemnify the City against damage or claims occasioned solely by acts or omissions of the City other than supervisory acts or omissions of the City in connection with the work performed by the Contractor for the City.

13 REAGENTS

The Contractor shall be permitted the addition of reagents to the Centrate during processing if identified as an inherent part of the selected ammonia recovery processing technology. Reagents may include but not be limited to zinc sulfate and sulfuric acid which are used in the ammonia recovery process system. Reagents are subject to approval by the City prior to addition to the Contractor’s ammonia recovery processing system. Under no circumstance shall the Contractor be permitted to use a reagent that is a regulated waste, unless the Contractor receives prior approval from the regulatory agency(ies) maintaining jurisdiction over the Contractor’s processing facility and the Contractor can demonstrate to the City an apparent benefit in using the material in its process.

13.1 Reagents Transportation

If utilized, the Contractor agrees to transport reagents by trucks from the manufacturers to the Bowery Bay Water Pollution Control Plant. The Contractor agrees to arrange for the shipment of the reagents to the Ammonia Recovery Processing Demonstration Facility. The Contractor shall be permitted to utilize selected roadways at the Water Pollution Control Plants for temporary queuing of the trucks prior to unloading, as directed by the City.

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14 TRUCKING

The Contractor shall furnish all transport vehicles for transportation by truck and pay for all operation, maintenance, taxes, fees, tolls, and any other costs to transport Fertilizer Products from the Ammonia Recovery Processing Demonstration Facility to an end-user(s) or end-use site(s). The Contractor shall be responsible for loading and unloading all Fertilizer Products transport vehicles.

The Contractor shall use only the truck routes to transport Fertilizer Products and reagents between the Ammonia Recovery Process Demonstration Facility and the manufacturers’/end-users’ sites. En route, the Contractor shall use only Interstate or officially approved truck routes. All truck routes from the Interstate or officially approved truck routes to the Ammonia Recovery Processing Demonstration Facility will be subject to approval by the City.

To the maximum extent possible no transport vehicles shall travel on any local streets or through any residential area. To the extent possible and in conformance with applicable regulations, transport vehicle shall be routed away from environmentally sensitive areas such as parks, historic sites, wetlands, etc. For long distance hauling, all transport vehicles shall remain on primary highways.

The Contractor shall be responsible for providing a sufficient number of vehicles. The Contractor shall also have access to back-up vehicles to insure that there is no downtime in operations resulting from associated with the lack of such vehicles.

The Contractor shall furnish and maintain all licenses and permits during the life of the Contract that apply to transportation, including but not limited to drivers’ licenses, inspection stickers, vehicles’ licenses, export licenses, DCA permits, etc. The Contractor shall also obtain all hauling permits and licenses that are needed for area passed through.

The Contractor shall transport the reagents and Fertilizer Products in accordance with all Federal, State, and local laws and regulations including but not limited to those of the U.S. Environmental Protection Agency, the New York State Department of Environmental Conservation, The New York City Department of Environmental Protection, Interstate Commerce Commission, New York City Department of Transportation, New York State Department of Transportation, and the U.S. Department of Commerce where applicable and any other regulations that apply. For the other States traversed by the transport vehicles, the Contractor shall adhere to all Federal, State and local laws and regulations, and obtain all necessary vehicle and hauling permits.

All transport vehicles shall be operated within the weight limits established in the states and localities through which the transport vehicles must travel, and shall be equipped with adequate fire extinguishing equipment.

The Contractor shall provide and maintain all vehicles required for the hauling described under

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the Contract. All transport vehicles and containers shall be utilized within their design capacity. All vehicles and containers shall be secured so as to prevent any release of Fertilizers Product or any leakage of liquid.

15 MAINTENANCE OF OPERATIONS DURING CONSTRUCTION

In performing the Contract, the Contractor shall make all reasonable and diligent efforts to assure that there is no adverse impact on the operations of the Bowery Bay WPCP. Contractor shall return the treated centrate stream to the WPCP at a location designated by Engineer.

16 SPILL CONTAINMENT, MITIGATION AND CLEAN UP PLAN

Within ninety (90) days of the execution of this contract, the Contractor shall submit to the City for review and approval a detailed plan to contain, mitigate and clean up potential spills. This plan shall address potential spills from all planned activities under the Agreement. The plan shall include procedures for advising the City and other appropriate agencies in the event of spill.

16.1 Spill, Emergencies and Indemnification

In the event of failure of the equipment or ammonia recovery process, accidents, or spills while loading/unloading, the Contractor shall report to regulatory agencies, including but not limited to U.S. Environmental Protection Agency, New York State Department of Environmental Conservation, New York City Department of Environmental Protection, New York State Department of Transportation, New York City Department of Transportation, State Police and any other regional or federal agencies. The Contractor shall notify the City immediately upon occurrence of failure of equipment or ammonia recovery process, accidents, or spills and shall keep the City informed of the status of repair and/or cleanup operations. All costs and expenses of repair and/or cleanup shall be borne by the Contractor.

The Contractor shall assume the defense of all claims of whatsoever character against the City arising out of any spill or spill cleanup, equipment/process failure, and indemnify and save the City, it’s officers or employees, to the greatest extent permitted by law, harmless from all claims arising out of injury (including death) or damages to persons, corporations, or property, whether said claims arise out of its negligence or not, or whether said claims are groundless, false or fraudulent or not arising out of any actions or omissions under this Contract, and from all claims relating to labor and materials furnished for the work. The Contractor shall not be required to indemnify the City against damage or claims occasioned solely by acts or omissions of the City other than supervisory acts or omissions of the City in connection with the work performed by the Contractor for the City.

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17 OPERATION AND MAINTENANCE PLAN

The Contractor shall prepare and submit to the City for approval a comprehensive Operation and Maintenance (O & M) Plan no later than sixty (60) days prior to the scheduled Service Date. As a minimum, this shall include the following:

A.	Schedule of expected shutdowns for maintenance on equipment, storage/ transshipment, handling, marketing, distribution (if applicable).

B.	Emergency plan of operation, including backup capability, indicating all impacts on the City’s operation.

C.	Copies of all permits, licenses, and other regulatory documents obtained for Contractor’s services, if not previously submitted.

D.	Staffing plan showing a breakdown by staff classification of all personnel to be utilized during operations and maintenance activities.

E.	Operational Quality Control Program.

F.	Spill containment, mitigation and clean-up plan and procedures for advising the City and other Agencies in the event of a spill.

18 SAFETY AND TRAINING PROGRAM

18.1 General

In performing the Contract, the Contractor shall provide safe and healthy working conditions during each operation. The various operations connected with the work shall be conducted so that they will not be unsafe or injurious to health or safety. The Contractor shall comply with all regulations and published recommendations of the New York State Department of Labor and all provisions, regulations, and recommendations issued pursuant to the Federal Occupational Safety and Heath Act of 1970 and the Construction Safety Act of 1969, as amended, and with laws, rules, and regulations of other authorities having jurisdiction, with regard to all matters relating to safe and healthful working conditions. Compliance with governmental requirements is mandated by law and is considered only a minimum level of safety performance. All work shall also be performed in accordance with safe work practices.

The Contractor shall:

A.	Be responsible for the safety of the Contractor’s employees, the public and all other persons at or about the site of the work.

B.	Be responsible for the adequacy and safety of all construction methods, materials, equipment and the safe prosecution of the work.

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C.	Have a safety person on site at all times while work is in progress.

D.	Have a documented safety training program.

E.	Have a safety work method check-list system.

F.	Stop work whenever a work procedure or a condition at a work site is deemed unsafe by the safety person.

G.	Install an alarm system which shall be connected to the DEP’s control room and which shall sound in case of any abnormal operating conditions at the demonstration plant.

H.	Employ a properly qualified safety person familiar with all work under the Contract whose duties shall be to initiate, review, and cause implementation of measures for the protection of health and prevention of accidents (see18.2). Within 30 days of receiving a Notice to Proceed, the Contractor shall submit the name of the safety person responsible for project safety management. A resume of the qualifications of the safety person must be submitted to the City for review. This resume shall include such items as: experience, education, special safety courses completed, safety conferences attended and certification and registrations. Qualifications of the safety person must include a minimum of ten years of construction experience, two of which are related to safety management. Documentation and/or personal references confirming the qualifications may also be required. The person proposed for this position may be rejected by the City for failure to have adequate qualifications or other cause.

The safety person shall be completely experienced with and knowledgeable of all applicable health and safety requirements of all governing laws, rules and regulations as well as of good safety practice and shall have the authority to ensure compliance with the same. The safety person must be on the job site to maintain and keep available safety records, up-to-date copies of all pertinent safety rules, regulations and governing legislation, materials safety data sheets, and the site safety plan, including information concerning foreseeable emergency conditions, location of emergency and telephone contacts for supportive actions and all required notifications.

I.	Commit to writing a specific site safety plan before the start of any construction (see 18.3). This shall be available to workers on site and must be submitted to the City at least two weeks before the beginning of any field work. Copies of the plan

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shall be provided by the Contractor to the Contractor’s and/or the City’s insurer and their risk managers. The safety plan shall, at a minimum, identify and describe the hazards anticipated, delineate control measures required, establish a safety training program and develop the necessary safety check list forms specific to the work methods and crews performing work at the various job locations.

The plan shall include, but not be limited to, safety procedures which identify:

(i)	Specific work areas and procedures and their anticipated hazards;

(ii)	Control measures to protect workers from those hazards;

(iii)	Surveillance methods, and schedules of both walkthrough surveys and in-deep safety audits to be performed on site;

(iv)	Areas requiring personal protection equipment on site;

(v)	Medical monitoring and screening methods;

(vi)	Fire prevention and protection plans;

(vii)	Emergency response procedures;

(viii)	Copies of safety inspection check-off lists to be used on a regular basis in evaluating the site and work methods.

(ix)	Proper handling of any hazardous materials or other regulated substances used during each operation, including measures to prevent or control hazardous materials or regulated substances spills during each operation (see 18.6, 19).

(x)	Proper handling and disposal of hazardous materials or other regulated substances used during each operation.

18.2 Responsibilities of the Safety Person

The Safety Person shall:

A.	Schedule and conduct safety meetings and safety training programs as required by law, the safety plan, and good safety practice. A specific schedule of dates for these meetings and an outline of subjects to be covered shall be provided with the safety plan. The City shall be advised in advance of the time and place of such

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meetings. DEP personnel shall be invited to attend the meetings. All employees shall be instructed on the recognition of hazards, observance of precautions, the contents of the safety plan and the issue of protective and emergency equipment.

B.	Determine that operators of specific equipment are qualified by training and/or experience before they are allowed to operate such equipment.

C.	Develop and implement emergency response procedures, including making prior arrangements of a nearby medical doctor with the name, address, and hours,, Provide names and addresses of nearby clinics and hospitals, and the telephone numbers of the appropriate ambulance service, fire, police department and other emergency response entities.

D.	Post all appropriate notices regarding safety and health regulations at locations that afford maximum exposure to all personnel at job site.

E.	Post appropriate instructions and warning signs in regard to all hazardous areas or conditions that cannot be eliminated. Identifications of these areas shall be based on experience, on site surveillance, and severity of hazard. Such signs shall not be used in place of appropriate workplace controls.

F.	Ascertain by personal inspection that all safety related laws, rules and regulations are enforced. Conduct inspections of all workplace area at least once per shift to ensure that all machines, tools and equipment are in safe operation condition, and that all work areas are free of hazards. Take necessary and timely precautions, and submit to the Contractor a copy of his/her findings each day on the inspection check-list report forms established in the safety plan.

G.	Submit to the City copies of all safety inspection reports and citations from regulatory agencies and insurance companies within one business day of receipt of such reports.

H.	Perform all tasks necessary to achieve the highest degree of safety.

18.3 Health and Safety Plan (HASP)

A.	Prior to beginning any work, the Contractor shall submit to the City in writing, a specific site Health and Safety Plan (HASP). The HASP shall meet all of the requirements, if any, specified elsewhere in the Detailed Specifications, as well as the following:

(a)	The HASP shall identify and define the hazards anticipated, describe control measures

ARP Demonstration Plant	Contract No. PO-081 (V-13)

required, establish a safety training program meeting all applicable safety mandates and develop the necessary safety check list forms specific to the work methods and crews performing work at the various job locations.

(b) The HASP shall identify and address: 1) specific work areas and their anticipated hazards, 2) control measures to protect workers from those hazards, 3) surveillance methods, and schedules of both walk-through surveys and in-depth safety audits to be performed on site, 4) emergency evacuation procedures, 5) areas requiring personal protection equipment, types of personal protection equipment, and availability of personal protection equipment on site, 6) medical monitoring and screening methods, 7) emergency response procedures, 8) copies of safety inspection check-off sheets to be used on a regular basis in evaluating the site and work methods, and 9) means and methods to control emissions of dust and fibers from any building openings.

The Contractor shall submit six (6) copies of the HASP to the Project Engineer for approval. Acceptance of the plan by the City shall not impose on the City the responsibility for the contractor’s health and safety program nor will it relieve the Contractor from any of its safety responsibilities.

18.4 Hot Work Operations

Hot work operations shall include but not be limited to, grinding, welding, burning, cutting, heating, brazing, soldering, or any use of spark generating tools. All hot work shall be performed in accordance with the provisions of OSHA Standard 1910-155. A fire watch shall be used for each hot work operation.

Interim Permit Form 9-03 Part A and Interim Permit Form 9-03 Part B will be furnished to the Contractor. Form 9-03 Part A shall be completed weekly and shall be valid for a maximum of seven (7) consecutive calendar days. Form 9-03 Part B shall be completed each day a hot work operation is used. Items 1 through 26 inclusive on both forms shall be completed, signed and dated by the Contractor. The Engineer will complete and sign Items 27 through 33 (Form 9-03 Part A). Completed forms shall be posted conspicuously at the work location.

18.5 Emergency Plan

The Contractor shall have proper emergency and rescue equipment adequately maintained and readily available for such foreseeable contingency. This equipment shall include such applicable items as: proper fire extinguishers, first aid supplies, safety ropes and harnesses, stretchers, water safety devices, oxygen breathing apparatus, resuscitators, gas detectors, oxygen deficiency indicators, combustible gas detectors, etc. This equipment should be kept in protected areas and checked at scheduled intervals. A log shall be maintained indicating who checked the

ARP Demonstration Plant	Contract No. PO-081 (V-13)

equipment, when it was checked, and that it was acceptable. This equipment log shall be updated monthly and be submitted with the monthly report. Equipment that requires calibration shall have copies of dated calibration certificates on site. Substitute safety equipment must be provided while primary equipment is being serviced or calibrated.

The Contractor shall promptly report to the City all accidents involving injury to personnel or damage to equipment and structures as specified in the Contract and shall investigate these accidents and prepare required reports and submit a monthly summary of these accidents. The summary report shall include descriptions of corrective actions to reduce the probability of future similar accidents. In addition, the Contractor shall furnish to the City a copy of all accident and health or safety hazard reports received from OSHA or any other government agency within one day of receipt.

In addition to the reports, the Contractor is required to file under the provisions of the Workmen’s Compensation Law, the Contractor shall submit to the City, on or before the 10th day of each month, a report giving the total work force employed on this Contract in man-hours during the previous calendar month, the number and character of any and all accidents resulting in loss of time or considered recordable by OSHA, and any other information on classification of employees, injuries received on the job, and disabilities arising therefrom. The submittal shall also contain an audit report for the prior month, including the safety training conducted, the equipment logs, records of the condition of the work areas, safety and health records, OSHA and ANSIXZ16.1 incidence rates for frequency and severity of recordable accidents, and an evaluation of the effectiveness of the safety plan, with any changes necessary. The safety professional and the Contractor shall sign this audit report. The City shall review these reports to ensure the Contractor’s compliance with the safety provisions of the Contract.

All personnel employed by the Contractor or its Sub-Contractors or any visitors entering the job site shall be required to wear appropriate personal protection equipment required for that area. The Contractor shall continuously provide all necessary personal protective equipment as requested by the City for its designated representatives.

18.6 Cleanup of Spills

All chemical storage facilities will have a containment area in case of an accidental spill. In the event of an accidental spill during the test, it will be the Contractor’s responsibility to immediately notify the City and to take all the necessary steps to properly contain and clean such spill to the prevailing standards required by local, state and/or federal regulations governing such incidents. The Contractor shall also be responsible for the proper disposal of all spills and refuse resulting from the clean-up. If necessary, the contaminated waste shall be stored in a secured area and be removed as promptly as practical by the Contractor.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

19 ON-SITE CHEMICAL STORAGE FACILITY

All chemicals shall be stored in a chemical storage facility. The chemical storage facility should be located in a separate area and be secured in a manner that will only allow access to the Contractor personnel and or DEP personnel involved in demonstration test. The chemical storage facility shall conform to applicable state and/or federal regulations and industrial codes and standards approved by the City.

20 PROTECTION OF STRUCTURES AND EQUIPMENT

Where permanent equipment called for under this Contract is installed before the erection of adequate protective structures, the Contractor, without additional compensation, shall provide effective and durable covers as approved by the City for fully protecting such equipment against damage from the elements or any other cause.

All mechanical and electrical equipment shall be coated, wrapped, and otherwise protected from snow, rain, drippings of any sort, dust, dirt, mud, and condensed water vapor during shipment, storage, installation, and at all other times prior to use in service. Full details of proposed protective measures shall be submitted for approval to the City prior to commencement of work.

Storage of any equipment outdoors at any time other than in transit is absolutely prohibited regardless of the protection furnished unless prior written approval is obtained from the City. Should storage of equipment become necessary, storage shall be in a weatherproof warehouse provided by the Contractor.

All structures, machinery, equipment, piping, electric conduit, wiring and accessories and appurtenances shall be adequately supported and safeguarded against all damage or injury in performance of work under this Contract. The Contractor shall be held responsible for any such damage or injury resulting from his operations and shall repair such damage immediately and to the satisfaction of the City.

21 CERTIFICATE OF BUREAU OF ELECTRICAL CONTROL (B.E.C.) OF THE NEW YORK CITY DEPARTMENT OF BUILDINGS

The Contractor shall submit a copy of his B.E.C. Permit to Perform Work to the Engineer within 15 days after the work date. The Contractor shall also file any applicable portion of its work with the Advisory Board of the B.E.C. After completion of the work, the Contractor shall request, in writing, that the Bureau of Electrical Control conduct a final inspection.

Prior to final payment, an authorized representative of the Bureau of Electrical Control must file a signed Certificate of Inspection with the Office of the New York City Comptroller, that shall certify that:

A.	All material and workmanship comply in every respect with the rules and regulations of the Bureau of Electrical Control and the NYC Electrical Code.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

B.	All material and workmanship comply in every respect with the Specifications approved by the Bureau of Electrical Control and fulfill the intent thereof.

22 DISPOSAL OF WASTE MATERIALS

All waste materials, parts, and equipment resulting from the work under this Contract and not scheduled for reuse or stockpiling shall become the property of the Contractor and shall be suitably disposed of off-site in accordance with all applicable laws, ordinances, rules and regulations, unless otherwise directed by the Engineer. Such disposal shall be performed as promptly as possible after removal of the material and shall not be left until the final period of clean up.

The Contractor shall dispose of construction and demolition waste by recycling methods in accordance with “Local Law 19,” “Local Law 87,” and the Department of Sanitation “Rules Establishing Recycling Requirements For Private Carter Collected Waste” (latest version). Under these rules, waste materials to be recycled shall include concrete, metals, rock and earth. All materials to be recycled shall be separated from normal refuse, per Department of Sanitation regulations. Refuse and material not required to be recycled shall be disposed of by the Contractor. Proof of compliance, such as waste receipts, landfill manifests, etc. shall be submitted with each payment request.

23 CLEANUP

At the end of each day and upon the completion of work, the Contractor shall remove all rubbish and excess materials resulting from his work and shall leave the area in a condition satisfactory to the City. All disturbed structures, equipment and appurtenances shall be restored to the satisfaction of the City. Any damage caused by the Contractor as a result of his work shall be repaired at the Contractors expense. The Contractor shall be assessed liquidated damages for each day the work site is not left in a condition satisfactory to the City.

24 REMOVAL OF DEMONSTRATION PLANT

If the City is not satisfied with the result of the ARP demonstration project, the Contractor shall furnish all labor, materials and equipment required for the removal of the ARP Demonstration Plant and all its components upon the receiving City’s written request.

25 LIQUIDATED DAMAGES

In view of the difficulty of accurately ascertaining the loss and damages which the City will

ARP Demonstration Plant	Contract No. PO-081 (V-13)

suffer by reason of delay or failure in the performance of the work hereunder as a result of the fault or default of the Contractor, subcontractor or supplier, it is hereby agreed that liquidated damages shall be due and payable to the City by the Contractor as set forth herein. Such liquidated damages shall not be deemed a penalty. Such liquidated damages may be assessed by the City as a result of the Contractors’ default whether or not the City exercises its rights to terminate the Contractor for default.

The Contractor shall be liable to pay liquidated damages for deficiencies in performance, provided such deficiencies are caused by the Contractor, subcontractor or supplier. For each day, or part thereof, that the Contractor does not fully perform its obligations in accordance with this Contract, it shall pay to the City as liquidated damages the amount specified in Schedule A.

Liquidated damages will be withheld from subsequent payments. The Comptroller may deduct and retain out of the monies that become due hereunder, the amount of such liquidated damages. In case the amount which becomes due to the Contractor for performance hereunder shall be less than the amount of liquidated damages payable to the City, the Contractor shall pay the difference upon demand by the City; provided that the total Liquidated Damages are recovered by the City within six months and any deferred deductions shall be subject to interest at Prime Rate plus 2%.

26 CONFIDENTIALITY

A.	At any time prior to the completion of this Agreement, the Contractor shall not make any statement to the press or release any information or material to the public for publication through any media or communication, having a bearing on or referring to this Agreement or any work performed hereunder without prior written approval of the City, except that which Contractor is required to disclose pursuant to reporting requirements of the Securities and Exchange Commission Act of 1934, as Amended or such disclosures as part of the Contractor’s public education requirements under Section 1.1 of this Agreement .

B.	In the course of performing its responsibilities under this Agreement, the Contractor may provide the City with confidential information and the City agrees that all written or electronic information marked confidential by the Contractor shall be kept confidential and shall not be released by the City unless ordered to do so by a court of competent jurisdiction. The City shall make no copies of any confidential documents provided by the Contractor under this Agreement other than for the use by the City’s employees who need such information to perform their normal duties.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

27 REPORTS

Within fifteen (15) days following the end of each month, the Contractor shall submit a summary report describing the operation and maintenance performed for the preceding month. This report shall include, but not be limited to:

A.	Quantities by volume of Centrate processed by ARP Demonstration Plant;

B.	Quantities by weight or volume of reagents, amendments and/or chemicals used in processing the Centrate, if any;

C.	Quantities by weight or volume of solid and/or liquid waste generated during the process, if any, and the method of disposal;

D.	Results of any tests and/or monitoring conducted;

E.	Significant operational difficulties and methods employed to remedy them;

F.	Maintenance activities;

G.	Copies of all reports submitted to regulatory agencies during the month;

H.	All accidents involving injury to personnel or damage to equipment and structures as specified in this Agreement. Contractor shall investigate any accidents and prepare required reports and submit a monthly summary of any such accidents. The summary report shall include descriptions of corrective actions taken to reduce the probability of similar accidents.

Within thirty (30) days following the end of the last month of the Demonstration Project, the Contractor shall prepare a final report that describes in detail the operation and maintenance performance of the program. The report shall include, but not be limited to:

A.	Organization chart of Contractor’s project staff and staffing levels employed;

B.	Quantities by volume of Centrate processed on a monthly basis by the ARP Demonstration Plant with a comparison against the target processing levels established for the Program;

C.	Quantities by weight or volume of reagents, amendments and/or chemicals used in processing the Centrate if any, on a monthly basis, with a comparison against the target levels established for the Program;

D.	Quantities by weight or volume of solid and/or liquid waste generated if any, on a monthly basis, with a comparison against the target levels established for the program;

ARP Demonstration Plant	Contract No. PO-081 (V-13)

E.	Results of any and all tests and analyses performed to demonstrate the Plan was implemented in compliance with the Contract and all environmental regulations;

F.	Maintenance activities carried out on equipment specifically dedicated to this Project;

G.	Calculations to demonstrate the performance and availability achieved, with comparison against the guarantees;

H.	Any additional requirements of the City or other agencies, and;

I.	Any spills that may have occurred and action taken to preclude a recurrence; proof that any spill was cleaned up and proof that Contractor advised the appropriate authorities.

28 CONTRACT CHANGE ORDER

A.	The Contractor shall perform only the work specified under this Contract. If a Contract Change Order is required for any reason, the Contractor shall bring this to the attention of the Engineer.

B.	Should the Engineer determine that a Contract Change Order is necessary, the Engineer will prepare a Contract Change request for registration by the Comptroller. The Contractor shall not perform any Contract Change Order work without written approval by the Engineer and a Contract Change Order registered by the Comptroller.

29 OPERATION AND MAINTENANCE MANUALS

A.	The Contractor shall submit the following information for each piece of operating equipment, such information to be obtained from manufacturers of all equipment being furnished under this Contract. The following information shall be submitted in the form of a manual along with the shop drawings, and final approval of shop drawings shall be contingent on the Engineer receiving this material.

(a)	Table of Contents.

(b)	Nameplate data of each component, year of installation, contract number, and specification number.

ARP Demonstration Plant	Contract No. PO-081 (V-13)

(c)	Name, address, and telephone number of the manufacturer and manufacturer’s local representative(s).

(d)	Installation instructions.

(e)	Operation instructions, including the interrelation of components, and control sequence describing start-up, operation, and shutdown.

(f)	Emergency operating instructions and capabilities.

(g)	Preventive maintenance instructions, including frequencies of service and lubrication, as well as quantity and type of lubricant.

(h)	Troubleshooting and corrective maintenance (repair procedures)

(i)	Drawing(s) suitable for assembly and disassembly of entire system or unit, and each component, and approved wiring and control diagrams as required for operation, maintenance, and repair of the equipment supplied.

(j)	Parts list with current prices and ordering information.

(k)	Name, address, and telephone number of nearest parts supply house and nearest repair service.

(l)	List of recommended spare parts and the number of each.

(m)	Warranties and guarantees in excess of Contractor’s one (1) year guarantee, as required by the Contract Specifications.

(n)	Manufacturer’s long- term and short-term recommended storage procedures.

(o)	Submittals (catalog cuts) for all electrical components.

(p)	PLC ladder logics (both on disk & paper).

B.	The Contractor shall submit six (6) copies of the updated manuals to the Engineer after equipment installation and testing.

C.	The Manufacturer’s manual shall contain sufficient data and illustrations for the

ARP Demonstration Plant	Contract No. PO-081 (V-13)

proper operation, maintenance, electrical and mechanical submittals, and repair of the equipment (including components and systems) being supplied. Pages shall be numbered and material shall be neatly bound in a durable binder and presented in a logical, easy-to-use format without extraneous data such as information on equipment not supplied. The final arrangement of the manuals shall be subject to approval by the Engineer.

D.	Two complete sets of the operation and maintenance (O&M) manuals shall be submitted on compact disk (CD) readable by Microsoft Windows 95/98/2000/Me/NT/XP. The electronic manuals shall be in the Adobe Acrobat PDF format. It is preferred that all document text be stored in ASCII format within the PDF file. Each document file must include an ASCII key word table embedded within the document. This table shall readable by the Microsoft Windows Explorer “file find” feature. The words in the key word table shall meet the approval of the City’s Engineer or Contract Manager. The Acrobat version of the O&M manuals shall be incorporated with links and bookmarks to all major sections of the manual.

30 PREVAILING WAGES

Compliance with all provisions of the New York State Labor Law is mandatory under this Contract. The appropriate job title(s), as defined in Labor Law 220 Prevailing Wage Schedule, shall be used throughout the term of this contract. At the start of each workday, each worker employed by the Contractor, including sub-contractors, shall sign in on a Prevailing Wage Sign-In Sheet (in addition to the Plant Sign-In Sheet). At the end of the workday, each worker shall sign out on the sheet. Certified payroll reports for the Contractor and all Subcontractors shall be provided with each payment request to verify that the appropriate job title(s) is being used and that the provisions of the Labor Law, as to the hours of employment, rates, and supplemental benefits are being observed. The job titles required under this Contract include, but are not limited to:

A.	Mechanical Work

(a)	Barperson

(b)	Barperson Assistant

(c)	Core Driller

(d)	Laborer

(e)	Millwright

ARP Demonstration Plant	Contract No. PO-081 (V-13)

(f)	Rigger

B.	Electrical Work

(a)	Electrician

(b)	Electrician “M”